Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into on May 5, 2006, by and between H2Diesel, Inc., a Delaware corporation (the “Company”), and Lee S. Rosen (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1.  Term.

(a) The term of this Agreement shall commence on the date (the “Effective Date”) that the Company completes its offering of up to $30 million shares of the Company’s common stock, par value $.0001 per share (the “Offering”) as set forth in greater detail in the Subscription Agreements of even date herewith between the Company and the Subscribers set forth therein and shall end on the date which is the third anniversary of the Effective Date unless the Executive’s employment is terminated earlier in accordance with this Agreement (the “Initial Term”); provided, however, that the term of this Agreement shall automatically be extended beyond the Initial Term for a one year period, effective upon the third anniversary of the Effective Date (the “Renewal Term”) unless either party notifies the other by a date which is ninety (90) days prior to the expiration of the Initial Term that such party desires not to extend the Initial Term beyond the third anniversary of the Effective Date. This Agreement shall continue for successive one-year Renewal Terms unless and until either party gives ninety (90) days notice to the other of its desire not to extend further the term of this Agreement beyond the end of the then-current Renewal Term, or this Agreement is otherwise terminated pursuant to Section 5 hereof. The term of this Agreement, whether during the Initial Term or any Renewal Term, shall be referred to as the “Term.”

(b) Notwithstanding the provisions set forth in Section 1(a), this Agreement shall automatically terminate without Cause (as defined below) if the Executive is not reelected as a director or Chairman of the Board of Directors (the “Board”) by the Company.

2.  Position and Responsibilities.

2.1  Position.   Executive will be employed by the Company to render services to the Company in the position of Chairman of the Board. In that capacity, Executive shall have general supervision over the operations of the Company and provide executive leadership to the Company and its management. The Executive shall also supervise the activities of the Board, including, as appropriate, in consultation with the Company’s management, determining the timing and frequency of meetings of the Board, establishing the agenda of such meetings, structuring its committees, presiding at its meetings, acting as primary liaison between the Board and the Company’s management and such other duties as may be consistent with Executive’s position. The Executive shall report directly to the Board. Executive shall, in all material respects, abide by all material and written Company rules, policies, and practices as adopted or modified, from time to time, in the Company’s sole discretion; and Executive shall attempt to use his best efforts in the performance of his duties hereunder.

2.2  Other Activities.   While employed by the Company, Executive shall devote such portion as he shall reasonably determine of his business time, attention, and skill to perform his assigned duties, services, and responsibilities hereunder, and shall act at all times in the furtherance of the Company’s business and interests. Executive shall not, during the term of this Agreement engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) which could reasonably be expected to materially interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. The foregoing limitations shall not prohibit Executive from: (i) serving as a consultant to another entity provided that such service would not violate Section 6.1 below or (ii) making and managing his personal and family investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor materially interfere with the performance of the Executive’s duties hereunder. The Company acknowledges that Executive will from time-to-time serve on the boards of corporations, advisory committees, trade organizations, philanthropic organizations or other entities. Accordingly, the foregoing limitations shall not prohibit Executive from serving on the boards of corporations, advisory committees, trade organizations, philanthropic organizations or other entities, provided that such service does not create a material conflict of interest with the Company.

2.3  No Conflict.   Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person, or entity, including but not limited to any obligations with respect to not disclosing any proprietary or confidential information of any other person or entity.

3.  Compensation and Benefits.

3.1  Base Salary.   In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial base salary of Fifteen Thousand Dollars ($15,000.00) per month (“Base Salary”) in accordance with the Company’s standard payroll practices. Such Base Salary shall be subject to such withholding or deductions as may be mutually agreed between the Company and Executive or as required by law. Executive’s Base Salary will be reviewed, from time to time, and may be adjusted (upward, but not downward) at the discretion of the Board.

3.2  Equity Compensation.   To the extent that the Board and the stockholders of the Company approve an equity compensation or incentive plan (the “Plan”), the Executive shall be eligible to participate in such plan. The amount of any equity awards to the Executive and terms and conditions thereof shall be determined not less frequently than annually by a committee of the Board appointed pursuant to the Plan, or by the Board, in its discretion and pursuant to the Plan.

        3.3  Benefits.   Executive shall be entitled to participate in the pension and health and welfare benefit plans and perquisites that the Company generally makes available to its employees or other executives, at a level commensurate with his position (the “Executive Benefits”).

3.4  Vacation.  During the Term, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

3.5  Business Expenses.   Throughout the term of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable and necessary travel, entertainment, promotional, and other business expenses that may be incurred by Executive in the course of performing Executive’s duties. Authorized expenses shall be reimbursed by the Company in accordance with policies and practices adopted, from time to time, by the Company concerning expense reimbursement for employees and shall be reimbursed upon timely presentation to the Company of an itemized expense statement with respect thereto, including substantiation of expenses incurred and such other documentation as may be required by the Company’s reimbursement policies from time to time and in accordance with Internal Revenue Service guidelines.

3.6  Bonus Plan.   To the extent that the Board of the Company establishes an annual cash bonus plan (“Bonus Plan”), the Executive shall be eligible to participate in such Bonus Plan. The amount of any bonus to be paid to the Executive and the terms and conditions thereof shall be determined not less frequently than annually by a committee of the Board or by the Board in accordance with the terms of any such Bonus Plan. Any bonus paid under this Section shall be paid in accordance with the Company’s practices.

4.  Nondisclosure of Confidential and Proprietary Information.   At all times before and after the termination of Executive’s service (for any reason by the Company or by Executive), Executive agrees to keep all Confidential or Proprietary Information in strict confidence and secrecy, and not to disclose or use the Confidential or Proprietary Information in any way outside of Executive’s assigned responsibilities for the Company. “Confidential or Proprietary Information” means any non-public information or idea (whether or not a trade secret) relating to the business of the Company that is not generally known outside the Company or not generally known in the industry or by persons engaged in businesses similar to that of the Company (including information which may be available from sources outside the Company, but not in the form, arrangement, or compilation in which it exists within the Company) that the Company considers confidential, including, but not limited to: (i) customer lists and records of current, former, and prospective customers; (ii) special needs and characteristics of current, former, or prospective customers; (iii) present or future business plans; (iv) trade secrets, proprietary, or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information; (v) marketing, financing, business development, or strategic plans; (vi) sales methods, practices, and procedures; (vii) personnel information; (viii) research and development data and projections; (ix) information or data concerning the Company’s competitive position in its various lines of business; (x) existing, new, or envisioned products, programs, services, methods, techniques, processes, projects, or systems; and (xi) sales, pricing, billing, costs, and other financial data and projections. All documents containing this information will be considered Confidential or Proprietary Information whether or not marked with any proprietary or confidential notice or legend. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from disclosing any information: (1) in connection with performance of his duties hereunder as he deems in good faith to be necessary or desirable; or (2) if compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data, he shall promptly notify the Company.

5.  Termination; Rights and Obligations on Termination. The Executive’s employment under this Agreement may be terminated in any one of the followings ways:

(a)  Death.   The death of Executive shall immediately and automatically terminate the Executive’s employment under this Agreement. If Executive dies while employed by the Company, any unvested equity compensation granted to Executive under the Plan shall immediately vest and any vested options may be exercised on or before the earlier of (i) the option’s expiration date or (ii) twelve months after the Executive’s death. Any option that remains unexercised after this period shall be forfeited. Upon the Executive’s death, the Executive’s legal representative shall receive: (1) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company’s policies, and any unreimbursed business expenses, which amounts shall be promptly paid in a lump sum, and (2) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid or treated in accordance with the terms of such plans and programs (subsections (1) and (2) shall be collectively referred to as, the “Accrued Amounts”). Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive’s death.

(b)  Disability.   If as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s duties hereunder for six (6) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment hereunder provided Executive is unable to substantially perform his duties hereunder at the conclusion of such notice period (a “Disability”), as determined by a physician mutually selected by the parties hereto. In the event the Executive’s employment is terminated as a result of Disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, an amount equal to the sum of the Base Salary and bonus, if any, that would have been paid to Executive through the end of the then remaining Term if the Executive was not disabled or for six months, whichever is less (assuming that Executive would have received no further increases in his Base Salary after his termination of employment and assuming achievement of all performance factors applicable to Executive’s participation in any Bonus Plan). The Executive shall also be entitled to the Accrued Amounts. Additionally, if Executive is terminated due to a Disability, any unvested equity compensation granted to Executive under the Plan shall immediately vest and any vested options may be exercised on or before the earlier of: (i) the option’s expiration date or (ii) twelve months after the Executive’s termination due to the Disability. Any option that remains unexercised after this period shall be forfeited. Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive’s termination due to a Disability.

(c)  Cause.   The Company may terminate this Agreement immediately upon written notice to Executive for “Cause,” which shall mean: (i) the Executive’s willful, material, and irreparable breach of this Agreement; (ii) Executive’s willful misconduct in the performance of any of his material duties and responsibilities hereunder that has a material adverse effect on the Company; (iii) Executive’s intentional and continued non-performance (other than by reason of disability or incapacity) of any of the Executive’s material duties and responsibilities hereunder or of any reasonable, lawful instructions from the Board, which continues for ten (10) days after receipt by Executive of written notice from the Company; (iv) Executive’s material and willful dishonesty or fraud with regard to the Company (other than good faith expense account disputes) that has a material adverse effect on the Company (whether to the business or reputation of the Company; or (v) Executive’s conviction of a felony (other than as a result of vicarious liability or a traffic related offense). For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. In the event of the Executive’s termination of employment by the Company for Cause the Executive shall receive the Accrued Amounts.

Notwithstanding the foregoing, following the Executive’s receipt of written notice from the Company of any of the events described in subsections (i) through (iv) above, the Executive shall have ten (10) days in which to cure the alleged conduct (if curable).

(d)  Without Cause.   At any time after Executive’s commencement of employment, the Company may, without Cause, terminate the Executive’s employment, effective thirty (30) days after written notice is provided to Executive. In the event Executive is terminated by the Company without Cause, Executive shall receive from the Company within ten (10) days after such termination, in a lump sum payment, an amount equal to the sum of the Base Salary and bonus, if any, that would have been paid to Executive through the end of the then remaining Term if the Executive had not been terminated or for six months, whichever is less (assuming that Executive would have received no further increases in his Base Salary after his termination of employment and assuming achievement of all performance factors applicable to Executive’s participation in any Bonus Plan). The Executive shall also receive the Accrued Amounts. Additionally, if Executive is terminated by the Company without Cause, any unvested equity compensation granted to Executive under the Plan shall immediately vest and any vested options may be exercised on or before the earlier of: (i) the option’s expiration date or (ii) twelve months after the Executive’s termination. Any option that remains unexercised after this period shall be forfeited.

(e)     Resignation for Good Reason.   At any time after Executive’s commencement of employment, the Executive may resign for Good Reason (as defined below) effective thirty (30) days after written notice is provided to the Company. Upon the Executive’s termination of employment for Good Reason, the Executive shall be entitled to all payments and benefits as if his employment was terminated by the Company without Cause as provided in subsection (d) above. For purposes of this Agreement, Good Reason means: (i) any adverse change in the Executive’s position, title or reporting relationship or a material diminution of his then duties, responsibilities or authority or the assignment to Executive of duties or responsibilities that are inconsistent with the Executive’s then position; (ii) the failure of the Executive to be reelected as a member of the Board; (iii) the failure by the Company to continue in effect any material compensation or benefit plan or arrangement in which Executive participates unless an equitable and substantially comparable arrangement (embodied in a substitute or alternative plan) has been made with respect to such plan or arrangement, or the failure by the Company to continue Executive’s participation therein (or in such substitute or alternative plan or arrangement) on a basis not less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Executive’s termination of employment; (iv) any breach of this Agreement (or any other written agreement entered into between the Executive and the Company) by the Company; or (v) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

Notwithstanding the foregoing, following the Company’s receipt of written notice from the Executive of any of the events described in subsections (i) through (v) above, the Company shall have ten (10) days in which to cure the alleged conduct (if curable).

(f)  Resignation without Good Reason or Retirement by Executive.   The Executive may resign without Good Reason or retire upon thirty (30) days’ written notice, and upon such termination of employment he shall receive the Accrued Amounts.

(g)  Superseding Agreement.   This Agreement shall be terminated immediately and automatically if the parties enter into another employment agreement which supersedes this Agreement. In the event the parties enter into a superseding agreement, no severance pay or other compensation shall be due to Executive with respect to the termination of this Agreement.

6.  Use and Return of Company Property.   Executive acknowledges the Company’s proprietary rights and interests in its tangible and intangible property. Accordingly, Executive agrees that upon termination of Executive’s employment with the Company, for any reason, and at any time, Executive shall deliver to the Company all Company property, including: (a) all documents, contracts, writings, disks, diskettes, computer files or programs, computer-generated materials, information, documentation, or data stored in any medium, recordings and drawings pertaining to trade secrets, proprietary or confidential information, or other inventions and works of the Company; (b) all records, designs, plans, sketches, specifications, patents, business plans, financial statements, accountings, flow charts, manuals, notebooks, memoranda, lists, and other property delivered to or compiled by Executive, by or on behalf of the Company or any of its representatives, vendors, or customers which pertain to the business of the Company, all of which shall be and remain the property of the Company, and shall be subject, at all times, to its discretion and control; (c) all equipment, devices, products, and tangible property entrusted to Executive by the Company; and (d) all correspondence, reports, records, notes, charts, advertisement materials, and other similar data pertaining to the business, activities, or future plans of the Company, in the possession or control of Executive, shall be delivered promptly to the Company without request by it. Executive shall certify to the Company, in writing, within five (5) days of any request by the Company, that all such materials have been returned to the Company. Notwithstanding the foregoing, the Executive may retain his rolodex and similar address and telephone directories (whether in writing or electronic format).

6.1  Non-competition.   At all times while the Executive is employed by the Company and for a period of: (i) two (2) years after any termination of the Executive’s employment for Cause or the Executive’s termination of his employment without Good Reason; (ii) the lesser of one (1) year or the remainder of the Term after any termination of the Executive’s employment by the Company without Cause or the Executive’s termination for Good Reason; and (iii) one (1) year following the non-renewal of this Agreement or any termination pursuant to Section 5, the Executive shall not, directly or indirectly, engage in or have any interest in any person (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Company’s Business (as defined below); provided that such provision shall not apply to the Executive’s ownership of securities of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such issuer. For purposes of this Section 6.1, the term “Business” shall mean the Business and any other business in which the Company is engaged prior to the delivery of a notice of termination by the Company or the Executive hereunder and which business the Company is engaged at the date of termination of the Executive’s employment.

6.2  Non-Solicitation.   At all times while the Executive is employed by the Company and for a period of: (i) two (2) years after any termination of the Executive’s employment for Cause or the Executive’s termination of his employment without Good Reason; (ii) the lesser of one (1) year or the remainder of the Term after any termination of the Executive’s employment by the Company without Cause or the Executive’s termination for Good Reason; and (iii) one (1) year following the non-renewal of this Agreement or any termination pursuant to Section 5, the Executive shall not, directly or indirectly, for himself or for any other person (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, or (b) call on or solicit any of the actual or targeted prospective customers or suppliers of the Company on behalf of any person in connection with any business that competes with the Business of the Company nor shall the Executive make known the names and addresses of such customers or suppliers or any information relating in any manner to the Company’s trade or business relationships with such customers or suppliers, other than in connection with the performance of Executive’s duties under this Agreement.

6.3    Reasonable Restrictions. Executive hereby acknowledges and agrees that the limits on his ability to engage in activities that are competitive with the Company, as defined above, are warranted in order to protect the Company’s trade secrets and Confidential or Proprietary Information, and further, are warranted to protect the Company in developing and maintaining its reputation, goodwill, and status in the marketplace. Executive specifically agrees that the time period, geographic scope, and nature of the restrictions set forth in Sections 6.1 and 6.2 are reasonable and necessary to protect the Company’s legitimate business interests and do not impose any limitations greater than those necessary to protect those interests.

6.4. Remedies. Executive hereby acknowledges and agrees that the services Executive has rendered and will continue to render to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, and further acknowledges and agrees that the loss of those services to a direct competitor or the direct competition by Executive against the Company cannot be reasonably or adequately compensated for by damages in an action at law. Executive further acknowledges and agrees that any material breach by Executive of any provision of Sections 4 or 6 of this Agreement shall cause irreparable harm to the Company, which harm cannot be reasonably or adequately compensated for by damages in an action at law. Accordingly, without prejudice to the rights and remedies otherwise available to the Company, Executive agrees that, in addition to any other right or remedy the Company may have, upon adequate proof of a material breach the Company shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach of this Agreement by Executive, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security. Executive acknowledges and agrees that the preceding remedies shall be in addition to any and all other rights available to the Company at law or in equity. The failure of the Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

7.  Indemnification; Insurance.

7.1  Indemnification of Executive.   Except as otherwise provided by applicable law, while the Executive is employed by the Company and thereafter while potential liability exists (but in no event less than three (3) years after termination), in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, then the Company may engage separate counsel on Executive’s behalf, and subject to the provisions of this Section 7, the Company will pay all attorneys’ fees of such separate counsel.

7.2    Insurance Provided by Company.   As soon as practicable after the Effective Date, the Company shall obtain a directors and officers liability insurance policy covering all directors and officers of the Company, including Executive, which insurance policy shall provide adequate insurance coverage for each of such persons, as shall be approved by the Board. The Executive shall be entitled to such coverage while employed and thereafter while potential liability exists.

8.  Assignment; Binding Effect.   Executive shall have no right to assign this Agreement to another party other than by will or by the laws of descent and distribution. This Agreement may be assigned or transferred by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

9.  Additional Provisions.

9.1  Damages.   Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

9.2  Amendments; Waivers; Remedies.   This Agreement may not be amended, and no provision of this Agreement may be waived, except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.3  Notices.   Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon: (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company, in writing, of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this Section 9.3.

Company’s Notice Address:	H2Diesel, Inc. c/o Xethanol Corporation 1185 Avenue of the Americas New York, New York 10036 Attn.: Christopher d’Arnaud-Taylor Telephone: 646-723-4000 Facsimile:
Executive’s Notice Address:	H2Diesel, Inc. 17698 Foxborough Lane Boca Raton, Florida 33496 Attn.: Lee S. Rosen Telephone: Facsimile:

9.4  Severability.   If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

9.5  Taxes.   All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

9.6  Governing Law.   The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles that would cause the laws of another jurisdiction to apply.

9.7  Venue.   Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Florida located in Broward County and the Federal Courts of the United States of America located in Broward County, Florida, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

9.8  Interpretation.   This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

9.9  Survival.   All of those portions of this Agreement that require performance by Executive following termination of Executive’s employment hereunder shall survive any termination of this Agreement.

9.10  Counterparts. This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.11  Authority.   Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

9.12  Additional Assurances.   The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that at the request of the Company, Executive shall execute such additional instruments and take such additional acts as the Company may deem necessary to effectuate this Agreement.

9.13  Entire Agreement.   This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

9.14  Executive Acknowledgment.   Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

H2DIESEL, INC.

By: /s/ Lee S. Rosen
Name: Lee S. Rosen
Title: President

EXECUTIVE:

/s/ Lee S. Rosen
Lee S. Rosen